Exhibit 10.1

Summit Materials

Deferred Compensation Plan

Effective: January 1, 2016

Summit Materials, Inc. Deferred Compensation Plan

Table of Contents

ARTICLE I INTRODUCTION		1

1.1	Introduction and Purpose	1

ARTICLE II DEFINITIONS		2

2.1	Active Participant	2

2.2	Account(s)	2

2.3	Affiliated Company	2

2.4	Annual Incentive Plan Award Accounts	2

2.5	Annual Incentive Plan Award Credits	2

2.6	Base Salary Deferral Accounts	2

2.7	Base Salary Deferral Credits	3

2.8	Benefit Distribution Date	3

2.9	Code	3

2.10	Committee	3

2.11	Company	3

2.12	Compensation	3

2.13	Declining Balance Method	3

2.14	Discretionary Bonus Award Accounts	3

2.15	Discretionary Bonus Award Credits	4

2.16	Deferral Election	4

2.17	Disability	4

2.18	Effective Date	4

2.19	Eligible Individual	4

2.20	ERISA	4

2.21	Investment Funds	4

Summit Material Deferred Compensation Plan

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2.22	Participant	5

2.23	Performance-Based Compensation	5

2.24	Plan	5

2.25	Plan Year	5

2.26	Retirement	5

2.27	Separation from Service	5

2.28	Specified Employee	6

2.29	Valuation Date	7

2.30	Written or “in Writing”	7

2.31	Years of Service	7

ARTICLE III ELIGIBILITY AND PARTICIPATION		8

3.1	Eligibility to Participate	8

3.2	Change in Status as Eligible Individual	8

3.3	Cessation of Participation	8

ARTICLE IV DEFERRAL ELECTIONS		9

4.1	Establishment of Participant Accounts	9

4.2	Participant Deferral Credits	9

4.3	Deferral Election	9

4.4	Special Rules For Deferral of Performance-Based Compensation	10

4.5	Other Rules Regarding Deferral Elections	11

4.6	Absence of Election	11

4.7	Reduction of Deferral Election by Committee Action	11

4.8	Credits for Investment Earnings and Debits for Investment Losses	11

4.9	Company Contributions	12

ARTICLE V VESTING		13

5.1	Vesting of Accounts	13

Summit Material Deferred Compensation Plan

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ARTICLE VI PAYMENT OF BENEFITS		14

6.1	Distribution of Benefits and Distribution Elections	14

6.2	Distribution Elections	14

6.3	Timing of Distributions - Benefit Distribution Date	14

6.4	Distributions to Specified Employees	15

6.5	Form of Distribution	15

6.6	Elections to Defer Beyond Original Distribution Commencement Date.	15

6.7	Permitted Acceleration of Payment	16

6.8	Payment For Unforeseeable Emergency	17

6.9	Payment of Disability Benefits	18

6.10	Payment of Death Benefits	18

6.11	Valuation of Distributions	19

ARTICLE VII AMENDMENT AND TERMINATION OF PLAN		20

7.1	Amendments Generally	20

7.2	Right to Terminate	20

ARTICLE VIII MISCELLANEOUS		22

8.1	Unfunded Plan	22

8.2	Nonguarantee of Employment	22

8.3	Nonalienation of Benefits	22

8.4	Taxes and Withholding	22

8.5	Applicable Law	23

8.6	Headings and Subheadings	23

8.7	Severability	23

8.8	Expenses	23

Summit Material Deferred Compensation Plan

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ARTICLE IX ADMINISTRATION OF THE PLAN		24

9.1	Powers and Duties of the Committee	24

9.2	Claims Procedure	24

Summit Material Deferred Compensation Plan

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ARTICLE I INTRODUCTION

1.1	Introduction and Purpose

The Summit Materials Deferred Compensation Plan (the “Plan”) is established by Summit Materials, Inc. (the “Company”) for the purpose of providing deferred compensation for a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and its subsidiaries. This Plan is intended to enhance the long-term performance and retention of such management or highly compensated employees selected to participate in this Plan.

The Plan is intended to constitute a nonqualified, unfunded plan for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”). Further, this Plan is intended to comply with Code Section 409A and is to be construed in accordance Code Section 409A, the Code Section 409A Regulations, and such additional regulatory and/or other guidance as may be issued by the Internal Revenue Service (“IRS”) or the U.S. Department of Treasury (“Treasury”) from time to time with respect to Code Section 409A.

Without affecting the validity of any other provision of the Plan, to the extent that any Plan provision does not meet the requirements of Code Section 409A and the Code Section 409A Regulations (including modifications and amendments thereto), the Plan shall be construed and administered as necessary to comply with such requirements until this Plan is appropriately amended to comply with such requirements.

This Plan shall function solely as a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Company and any Participant, any Participant’s designated beneficiary, or any other person.

This Plan is to be maintained according to the terms of this document and the Committee or its designee shall have the sole authority to construe, interpret and administer the Plan.

Summit Materials Deferred Compensation Plan

ARTICLE II DEFINITIONS

Wherever used in the Plan, the following terms have the meanings set forth below, unless otherwise expressly provided:

2.1	Active Participant

Active Participant means a Participant in the Plan eligible to make deferrals or receive employer credits; even if he or she has not elected to defer compensation under the Plan terms or receive an employer credit under the Plan terms, other than earnings on amounts previously deferred or credited under the Plan terms.

2.2	Account(s)

Account(s) means the separate accounts established for recordkeeping purposes only for each Participant comprised of the Base Salary Deferral Accounts, the Discretionary Bonus Award Accounts, the Annual Incentive Plan Award Accounts, and the Discretionary Credit accounts as further described in Article IV of the Plan.

2.3	Affiliated Company

Affiliated Company means (i) the Company, (ii) any other corporation which is a member of the controlled group of corporations which includes the Company, provided that in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and determining trades or businesses under common control for purposes of Code Section 414(c) 50 percent (50%) is substituted for 80 percent (80%) each time used, and (iii) any other entity in which the Company has a significant equity interest or owns a substantial capital or profits interest.

2.4	Annual Incentive Plan Award Accounts

Annual Incentive Award Accounts means the separate accounts established by the Committee for recordkeeping purposes only in the name of each Participant in accordance with Section 4.1 of the Plan.

2.5	Annual Incentive Plan Award Credits

Annual Incentive Plan Award Credits means the amounts credited to a Participant’s Annual Incentive Plan Award Accounts in accordance with the Participant’s election pursuant to Section 4.2 of the Plan.

2.6	Base Salary Deferral Accounts

Base Salary Deferral Accounts means the separate accounts established by the Committee for recordkeeping purposes only in the name of each Participant in accordance with Section 4.1 of the Plan.

Summit Materials Deferred Compensation Plan

2.7	Base Salary Deferral Credits

Base Salary Deferral Credits means the amounts credited to a Participant’s Base Salary Deferral Accounts in accordance with the Participant’s election pursuant to Section 4.2 of the Plan.

2.8	Benefit Distribution Date

Benefit Distribution Date means the specific distribution date elected by the Participant as described in Section 6.3 of the Plan.

2.9	Code

Code means the Internal Revenue Code of 1986, as amended. Where reference is made to “Code Section 409A Regulations,” this is intended to refer to Treasury Regulation Sections 1.409A-1 through –6, as such regulations may be modified, amended or supplemented by the Treasury from time to time.

2.10	Committee

Committee means the Company’s Administrative Committee that will be responsible for the administration of the Plan pursuant to Article IX.

2.11	Company

Company means Summit Materials, Inc., a Delaware corporation, and any Affiliated Company or subsidiary.

2.12	Compensation

Compensation means base salary and cash bonuses payable to a Participant. In no event, however, shall a Participant’s Compensation include, for purposes of the Plan, any item of compensation paid or distributed to the Participant after a period of deferral, whether under this Plan or any other program of deferred compensation maintained by the Company or any Affiliated Company.

2.13	Declining Balance Method

Declining Balance Method means the method for calculating each installment payment by dividing the value of the Participant’s Accounts on the Valuation Date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Committee.

2.14	Discretionary Bonus Award Accounts

Discretionary Bonus Award Accounts means the separate accounts established by the Committee for recordkeeping purposes only in the name of each Participant in accordance with Section 4.1 of the Plan.

Summit Materials Deferred Compensation Plan

2.15	Discretionary Bonus Award Credits

Discretionary Bonus Award Credits means the amounts credited to a Participant’s Discretionary Bonus Award Accounts in accordance with the Participant’s election pursuant to Section 4.2 of the Plan.

2.16	Deferral Election

Deferral Election means the Written or electronic salary reduction agreement entered into by an Eligible Individual and the Committee pursuant to this Plan and which is made on a form and manner described in Section 4.3 of the Plan.

2.17	Disability

Disability means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The determination of whether a Participant is disabled may be made by any person, at the Committee’s discretion, including the administrator of a disability insurance program and the Committee itself.

2.18	Effective Date

Effective Date means January 1, 2016.

2.19	Eligible Individual

Eligible Individual means a member of a select group of management and other highly compensated employees of the Company and its subsidiaries as determined by the Committee.

2.20	ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.21	Investment Funds

Investment Funds means one or more notional investment alternatives made available under the Plan by the Company for designation by Participants under the Plan for purposes of determining investment earnings and losses.

Summit Materials Deferred Compensation Plan

2.22	Participant

Participant means any present or former Eligible Individual who has become a Participant in the Plan in accordance with the provisions of Article III and who continues to have an Account balance under the Plan or whose beneficiary has such an Account balance.

2.23	Performance-Based Compensation

Performance-Based Compensation means compensation that is paid contingent on the satisfaction of pre-established objective or subjective performance criteria of at least twelve (12) months and constitutes “performance-based compensation” as that term is used in the Code Section 409A Regulations. If subjective, the criteria must relate to participant performance as an individual, or, a group of participants including the individual, and the manner in which a determination regarding satisfaction of such criteria is made is consistent with the requirements set forth in the Code Section 409A Regulations.

2.24	Plan

Plan means the Summit Materials Deferred Compensation Plan, as set forth in this document and as amended from time to time.

2.25	Plan Year

Plan Year means each calendar year beginning with 2016.

2.26	Retirement

Retirement means Separation from Service from the Company after either attainment of age 55 with at least 10 Years of Service.

2.27	Separation from Service

Separation from Service in general means a termination of an employee’s employment with his or her employer by reason of the employee’s death, retirement or otherwise. However, for purposes of the Plan, an employee’s employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the employer under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

Summit Materials Deferred Compensation Plan

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated employees have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other employers in the same line of business. An employee is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period. An employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the employee during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the employer and the employee reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the employer if the employee has been providing services to the employer for a period of less than 36 months (or that the level of bona fide services would not be so reduced). For example, an employee may demonstrate that the employer and employee reasonably anticipated that the employee would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the employee’s replacement caused the employee to return to employment. Although the employee’s return to employment may cause the employee to be presumed to have continued in employment because the employee is providing services at a rate equal to the rate at which the employee was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the employee originally ceased to provide services, the employee and the employer reasonably anticipated that the employee would not provide services in the future.

The definition of Separation from Service as set forth above shall be interpreted in a manner consistent with the applicable definition as set out in the Code Section 409A Regulations, including any modifications or amendments to such regulations.

2.28	Specified Employee

Specified Employee has the meaning set forth in Code Section 409A(a)(2)(B)(i).

Summit Materials Deferred Compensation Plan

2.29	Valuation Date

Valuation Date means each day the New York Stock Exchange is open for trading.

2.30	Written or “in Writing”

Written or in Writing means, with respect to any documentation of an election or other action by a Participant or by the Committee, that such documentation be either in paper or, as permitted by the Committee, in electronic form; provided, however, that such documentation must be adequate to establish a right that is enforceable under applicable law.

2.31	Years of Service

Years of Service means the Participant’s consecutive whole years of service with the Company since the Participant’s most recent hire date.

Summit Materials Deferred Compensation Plan

ARTICLE III ELIGIBILITY AND PARTICIPATION

3.1	Eligibility to Participate

Any Eligible Individual shall be eligible to become a Participant in this Plan, as described in Article IV, subject to the approval of the Committee.

3.2	Change in Status as Eligible Individual

An Eligible Individual who ceases to satisfy the requirements of eligibility shall continue Deferral Elections only for the calendar year in which such change in status occurred. The Committee shall have complete discretion to exclude one or more individuals from Participant status for one or more Plan Years as the Committee deems appropriate.

If an Eligible Individual subsequent to a change in status again satisfies the requirements of eligibility, such Eligible Individual shall be subject to the provisions of Section 4.3(b) only if the Eligible Individual’s total Account balance was always zero or the Eligible Individual ceased to be an Active Participant for at least twenty-four (24) months.

3.3	Cessation of Participation

(a)	A Participant shall no longer be eligible to contribute to the Plan upon the occurrence of his or her Separation from Service, death or Disability. In addition, a Participant shall no longer be eligible to contribute to the Plan with respect to future Plan Years if such Participant no longer qualifies as an Eligible Individual.

(b)	A Participant who receives a hardship withdrawal from a plan that is intended to be tax-qualified under Code Section 401(k) and that is sponsored by the Company or any Affiliated Company shall, to the extent required under the terms of the plan making such distribution requires a suspension of employee contributions under this Plan, have his or her Deferral Election then in effect under this Plan cancelled immediately, consistent with the requirements of the Code Section 409A Regulations. Similarly, in the event a distribution is made to a Participant under this Plan by reason of the Participant’s unforeseeable emergency, such Participant’s Deferral Election under this Plan shall also be cancelled. A Participant whose Deferral Elections are cancelled pursuant to this subsection shall be eligible to complete a new Deferral Election for a subsequent Plan Year consistent with this Plan’s requirements regarding the timing of initial Deferral Elections; provided, that any such new Deferral Election shall not become effective until the end of the required suspension period.

Summit Materials Deferred Compensation Plan

ARTICLE IV DEFERRAL ELECTIONS

4.1	Establishment of Participant Accounts

The Company shall establish and maintain on its books and records an Account with several subaccounts in the name of each Participant to record:

(a)	amounts of Base Salary Deferral Credits on the Participant’s behalf pursuant Section 4.2 of the Plan;

(b)	amounts of Discretionary Bonus Award Credits on the Participant’s behalf pursuant to Section 4.2 of the Plan for discretionary bonuses;

(c)	amounts of Annual Incentive Plan Award Credits on the Participant’s behalf pursuant to Section 4.2 of the Plan for bonuses that qualify as Performance-Based Compensation;

(d)	credits or debits for investment earnings or losses pursuant to Section 4.8 of the Plan; and

(e)	payments of benefits to the Participant or the Participant’s beneficiary pursuant to Article VI of the Plan.

4.2	Participant Deferral Credits

(a)	A Participant may complete separate Deferral Election agreements as described in Section 4.3 or Section 4.4 of the Plan, as applicable, to reduce up to 50% of the amount of base salary Compensation (in 5% increments) and, if applicable, up to 100% (in 5% increments) of designated discretionary bonus award Compensation and annual incentive award Compensation that the Participant would otherwise receive each Plan Year.

(b)	The Committee will credit all deferred amounts to the Participant’s respective deferral Accounts.

4.3	Deferral Election

A Participant may defer such Compensation in a given calendar year, upon the completion of a Deferral Election, based on elections made in a manner prescribed by the Committee as follows:

(a)	An Eligible Individual must, in general, complete a Deferral Election prior to the close of the preceding taxable year for which such Compensation is earned.

Summit Materials Deferred Compensation Plan

(b)	An Eligible Individual who is first selected for participation in the Plan after the start of a Plan Year must, in order to participate in the Plan for the initial Plan Year, make his or her Deferral Election within the thirty (30)-day period following the date he or she is so selected. Such Deferral Election will be effective on the first day of the month after becoming an Eligible Individual and only for Compensation attributable to services to be performed subsequent to the above referenced thirty (30)-day period and ending with the close of such Plan Year.

4.4	Special Rules For Deferral of Performance-Based Compensation

(a)	With respect to Compensation (discretionary bonus award Compensation and/or annual incentive award Compensation) determined to be Performance-Based Compensation, to the extent permitted by the Committee, an initial deferral election may be made with respect to such Compensation on or before the date that is six months before the end of the performance period for which the Performance-Based Compensation is payable, provided that the employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made as provided herein, and provided further that in no event may an election to defer Performance-Based Compensation be made after such Compensation has become readily ascertainable. For purposes of this Section, if the Performance-Based Compensation is a specified or calculable amount, the Compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the Performance-Based Compensation is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, the Compensation, or any portion of the Compensation, is readily ascertainable when the amount is first both calculable and substantially certain to be paid. For this purpose, the Performance-Based Compensation is bifurcated between the portion that is readily ascertainable and the amount that is not readily ascertainable. Accordingly, in general any minimum amount that is both calculable and substantially certain to be paid will be treated as readily ascertainable.

(b)	In the event a Participant has completed a Deferral Election with respect to any portion of his or her Performance-Based Compensation and payment of such Performance-Based Compensation is to be made without regard to actual performance as a result, after the Deferral Election is made and has become irrevocable, of the death or Disability of the Participant, the Participant’s Deferral Election shall still be effective to the extent provided in the Code Section 409A Regulations.

Summit Materials Deferred Compensation Plan

4.5	Other Rules Regarding Deferral Elections

(a)	Subject to the provisions of Section 3.3(b), the rate of deferral elected for a Plan Year will be irrevocable for that Plan Year.

(b)	Deferral Elections must be made separately for each Plan Year for each type of Compensation.

(c)	The Participant shall also elect a separate time and form of distribution for benefits attributable to his or her Deferral Elections each time a Deferral Election for a Plan Year is filed, such election to be made at the time and in the manner established by the Committee for these purposes.

4.6	Absence of Election

In the event that a Deferral Election is not made for any Plan Year, Compensation will be paid to Eligible Individuals according to the Company’s normal payroll practices and no deferrals shall be taken hereunder. There is no carryover of Deferral Elections from year-to-year.

4.7	Reduction of Deferral Election by Committee Action

The Committee shall have the authority to limit the amount of any Participant’s deferral to the extent the Committee determines that such limitation is necessary or appropriate for purposes of complying with applicable tax and other withholding requirements, which Committee action shall be taken prior to the date the Deferral Election becomes effective, and shall be documented in Writing and notice provided to the Participant.

4.8	Credits for Investment Earnings and Debits for Investment Losses

(a)	All amounts credited to a Participant’s Account shall be credited with amounts of investment earnings or debited with amounts of investment losses that correspond to the total investment return earned by the Investment Fund or combination of Investment Funds designated in advance by the Participant for these purposes.

(b)	The designation of one or more Investment Funds by a Participant under this Section of the Plan shall be used solely to measure the amounts of investment earnings or losses that will be credited or debited to the Participant’s Account on the Company’s books and records, and the Company shall not be required under the Plan to establish any account in the Investment Funds or to purchase any Investment Fund shares on the Participant’s behalf.

(c)	The designation by a Participant of any Investment Funds under this Section of the Plan shall be made in accordance with rules and procedures established by the Committee.

Summit Materials Deferred Compensation Plan

(d)	The Investment Funds shall be valued each day the New York Stock Exchange is open for trading.

(e)	A Participant may elect to revise the investment options with respect to existing Account allocations or future contributions pursuant to the Deferral Election at any time (subject to any Investment Fund limitation) by notification to the Committee in the prescribed manner. The Committee, however, retains the right to review and restrict transfer rights at any time.

(f)	If a Participant fails to make a proper designation, then his or her Accounts shall be deemed to be invested in the Investment Fund(s) designated by the Committee from time to time for this purpose at the Committee’s discretion. This investment option can be changed by the Committee from time to time at the Committee’s discretion.

4.9	Company Contributions

The Company may, in its sole discretion, make additional Company credits (“Discretionary Credits”) on behalf of any Eligible Individual. In its sole discretion, the Company shall determine the Eligible Individuals to be credited with any Discretionary Credit, the amount of any such Discretionary Credit and the vesting schedule applicable thereto (including any accelerated vesting thereof and the events of such acceleration). In addition, the Company may permit the Participant to elect the timing and form of distribution of such Discretionary Credits, provided that any such election shall be made no later than the latest time permitted by Code Section 409A.

Summit Materials Deferred Compensation Plan

ARTICLE V VESTING

5.1	Vesting of Accounts

Subject to Section 4.9, a Participant shall be fully vested in the amounts credited to his or her Accounts at all times.

Summit Materials Deferred Compensation Plan

ARTICLE VI PAYMENT OF BENEFITS

6.1	Distribution of Benefits and Distribution Elections

A Participant shall receive payment of benefits in the form and manner as described in this Article VI, taking into account such elections as are permitted hereunder.

6.2	Distribution Elections

A Participant shall specify the time and form of distribution at such time or times and in such manner as may be established by the Committee, at its discretion; provided, however, that in all cases any election as to time and form of distribution must be in Writing and must be irrevocable no later than the date as of which any Deferral Election to which such election is applicable has been filed and becomes irrevocable.

6.3	Timing of Distributions - Benefit Distribution Date

(a)	A Participant shall elect, at the time of each election to defer Compensation with respect to each Plan Year, to receive the benefit distributions from the portion of his or her Accounts attributable to such deferral of Compensation, in accordance with one of the following options or a combination thereof:

(1)	Upon Separation from Service from the Company, or

(2)	As soon as administratively practical following the earlier of: (i) a specified date that occurs no earlier than at least three years from the end of the calendar year in which the deferred Compensation is credited (provided, however, that there may no more than three specified dates applicable to the undistributed portion of the Participant’s Account at any time), or (ii) Separation from Service from the Company.

(b)	A time of distribution election shall be made separately for each type of Compensation deferred for that Plan Year.

(c)	In the event a Participant fails to make a distribution election, Section 6.3(a)(1) of the Plan shall apply.

(d)	The time of distribution elected under this Section may be revised, with the consent of the Committee, pursuant to Section 6.6, below.

Summit Materials Deferred Compensation Plan

6.4	Distributions to Specified Employees

Notwithstanding any other provision of the Plan to the contrary, in the event that, as of the date a distribution is to be made on account of a Participant’s Separation from Service, any class of the Company’s stock is publicly traded on an established securities market or otherwise, as determined under the Code Section 409A Regulations, any distribution due hereunder to such Participant on account of his or her Separation from Service shall, if such Participant is determined to be a Specified Employee, not commence earlier than the six (6) month anniversary of such Participant’s Separation from Service. In the event a distribution is delayed by reason of this Section and the affected Participant’s death occurs prior to commencement of such distribution, such distribution shall be made as soon as practicable following such Participant’s death.

6.5	Form of Distribution

(a)	A Participant shall elect, at the time of each election to defer Compensation with respect to each Plan Year, the form of distribution in a manner prescribed by the Committee in accordance with one of two payment options:

(1)	A single lump sum payment, or

(2)	For distributions following Retirement, annual installments pursuant to the Declining Balance Method, with an installment term of between 2 and 15 years, with the first payment made at the time specified in Section 6.5(c) and subsequent installments made on each anniversary thereof.

(b)	A form of distribution election shall be made separately for each type of Compensation deferred for that Plan Year.

(c)	Distributions in connection with a Participant’s Separation from Service shall be made (or, in the case of Retirement where installment distributions were elected, commence) on the first January 1 or July 1 that is at least six months following the Participant’s Separation from Service.

(d)	In the event a Participant fails to make an election, Section 6.5(a)(1) of the Plan shall automatically apply.

(e)	The benefit form of distribution elected under this Section may be revised, with the consent of the Committee, pursuant to Section 6.6, below.

6.6	Elections to Defer Beyond Original Distribution Commencement Date.

With respect to previously deferred Compensation, if permitted by the Committee, a Participant may elect to change the Benefit Distribution Date otherwise elected pursuant to this Article VI and/or to modify the form of benefit elected pursuant to applicable provisions of this Article VI (a “revised election”), if the following requirements are met:

(a)	The revised election shall not take effect for at least twelve (12) months after the date of such revised election;

Summit Materials Deferred Compensation Plan

(b)	The first payment with respect to such revised election shall not be made until at least five (5) years after the date on which distribution would have otherwise begun; provided that earlier distribution may be made in the event of the Participant’s death or Disability;

(c)	If applicable, the revised election shall be made at least twelve (12) months prior to a scheduled Benefit Distribution Date;

(d)	In no event shall a Participant be permitted to change the time of any distribution in any manner that would accelerate the payment of a Plan benefit; and

(e)	In no event shall a Participant be permitted to change his or her elected form of benefit from installment payments to a single lump sum if such change would result in acceleration of payment for purposes of Code Section 409A and the Code Section 409A Regulations.

6.7	Permitted Acceleration of Payment

Notwithstanding the Participant’s elected time and form of distribution pursuant to Article VI of the Plan, the time or schedule of a payment shall be accelerated in the following circumstances (but only to the extent permitted under the Code Section 409A Regulations):

(a)	Payment shall be made to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) that meets the requirements of the Company’s domestic relations order procedures applicable to nonqualified plans, if such payment is made to an individual other than the Participant.

(b)	Payment shall be made to the extent necessary to comply with an ethics agreement with the Federal government or to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)

Payment of a Participant’s entire Account may be made in the form of a lump sum payment of amounts deferred under the Plan that do not exceed a specified amount, provided any action by the Company causing such lump sum payment to be made to a Participant is evidenced in Written form and executed by an authorized officer of the Company no later than the date such lump sum payment is made, and provided that such lump sum payment results in the termination and liquidation of the entirety of

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the Participant’s Account under the Plan, and his or her deferred compensation benefits under all other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2) of the Code Section 409A Regulations; and provided further that the total payment to the Participant (under the Plan and all other arrangements treated as a single nonqualified deferred compensation plan) is not in excess of the applicable dollar amount under Code Section 402(g)(1)(B).

(d)	Payment is permitted to the extent necessary to satisfy any applicable federal, state and local income tax withholding and federal payroll withholding requirements pursuant to provisions of Code Section 409A and the regulations thereunder, related to benefits provided in the Plan.

(e)	Payment of a Participant’s entire Account shall be made in the event of the failure of the Plan (or failure of any other plan required to be aggregated with the Plan pursuant to regulations published under Code Section 409A) to meet the requirements of Code Section 409A.

6.8	Payment For Unforeseeable Emergency

A Participant who incurs an unforeseeable emergency may apply to the Committee for an immediate distribution from his or her Account in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution, subject to the rules set forth below.

(a)	An unforeseeable emergency will be deemed to have occurred if the Participant undergoes a severe financial hardship resulting from an illness or accident of the Participant or his or her spouse, the Participant’s beneficiary, or his or her dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee. In addition, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an unforeseeable emergency.

(b)	A distribution on account of unforeseeable emergency may not be made to a Participant to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

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(c)	Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional Compensation that is available by reason of the cancellation of the Participant’s deferral election upon a payment due to an unforeseeable emergency, which cancellation shall be implemented to the extent permitted or required under the Code Section 409A Regulations, and to the extent required under the Plan.

(d)	In the event a Participant requests, and the Committee approves, a payment pursuant to this Section, the Participant’s Deferral Election shall be cancelled. In the event that any credit is made for employer matching contributions pursuant to Section 4.9, such credits (together with any investment results) shall be removed from the Participant’s Account.

6.9	Payment of Disability Benefits

If a Participant incurs a Disability, the entire value of his or her Account shall be distributed to the Participant in a single lump sum. Any distribution pursuant to this Section will occur following the determination of the Disability as approved by the Committee.

In the event that a Participant requests, and the Committee approves, a payment pursuant to this Section, the Participant’s Deferral Election shall be cancelled.

6.10	Payment of Death Benefits

(a)	Each Participant shall designate a beneficiary on the proper beneficiary form as prescribed by the Committee to receive his or her Accounts in the event of death. If a Participant dies with a balance credited to his or her Accounts, such balance shall be paid to the applicable beneficiary or beneficiaries in a single lump sum promptly following the Participant’s death notwithstanding any other provision of this Article VI.

(b)	Any distributions pursuant to this Section will occur following the date of death and receipt by the Company of acceptable proof of the Participant’s death and approval by the Committee.

(c)	Notwithstanding the above, if no beneficiary designation is on file with the Company at the time of death of the Participant or such designation is not effective for any reason, then the designated beneficiary to receive such benefits shall be the Participant’s estate.

All decisions made by the Committee in good faith and based upon affidavit or other evidence satisfactory to the Committee regarding questions of fact in the determination of the identity of such beneficiary(ies) shall be conclusive and binding upon all parties, and payment made in accordance therewith shall satisfy all liability hereunder.

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6.11	Valuation of Distributions

The benefit amount of a Participant’s Account to be distributed pursuant to this Article VI shall be based on the value of such Account on any Valuation Date determined by the Committee after instructions are received in good order by the Committee.

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ARTICLE VII AMENDMENT AND TERMINATION OF PLAN

7.1	Amendments Generally

The Company reserves the right to amend the Plan at any time. No amendment, however, may reduce the amount credited to Accounts at the time of the amendment’s adoption, except as may otherwise be required by law or necessary or desirable to comply with the requirements of Code Section 409A. Without limiting the generality of the foregoing, the Committee may amend the Plan to impose such restrictions upon the timing, filing and effectiveness of Deferral Elections, the investment procedures and investment alternatives available under the Plan and the distribution provisions of Article VI which the Committee deems appropriate or advisable in order to avoid the current income taxation of amounts deferred under the Plan which might otherwise occur as a result of changes to the tax laws and regulations governing deferred compensation arrangements such as the Plan and may also, in such event, cease further deferrals under the Plan.

7.2	Right to Terminate

The Company may terminate the Plan at any time in whole or in part.

(a)	Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences as a result of changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan termination authorized by the Committee shall adversely affect the benefits accrued to date under the Plan or otherwise reduce the then outstanding balances credited to Accounts or otherwise adversely affect the distribution provisions in effect for those Accounts, and all amounts deferred prior to the date of any such plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the distribution provisions of Article VI as in effect immediately prior to such amendment or termination. Termination of the Plan shall not serve to reduce the amount credited to an Account at the time of termination.

(b)	Notwithstanding the above, the Company may terminate the Plan and distribute the participant’s credited accounts in the form of a single lump sum. Such a Plan termination may occur only if the conditions set forth below are met, consistent with the requirements of Code Section 409A and the Code Section 409A Regulations:

(i)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(ii)	The Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that

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would be aggregated with the Plan under applicable provisions of the Code Section 409A Regulations assuming a Participant in the Plan also had deferrals credited under all such other agreements, methods, programs;

(iii)	No payments in liquidation of the plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan (other than amounts distributed under the terms of the Plan without regard to the action to terminate and liquidate the Plan;

(iv)	All payments in liquidation of the Plan are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v)	The Company does not adopt a new plan that would be aggregated with the Plan under applicable provisions of the Code Section 409A Regulations if assuming a Participant participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

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ARTICLE VIII MISCELLANEOUS

8.1	Unfunded Plan

This Plan is an unfunded deferred compensation arrangement for Eligible Individuals. While it is the intention of the Company that this Plan shall be unfunded for federal tax purposes and for purposes of Title I of ERISA, the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes and for purposes of Title I of ERISA. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee or other person. To the extent any person acquires a right to receive a payment from the Company under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company.

8.2	Nonguarantee of Employment

Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any Participant with or without cause.

8.3	Nonalienation of Benefits

(a)	Except as provided in Section 6.7(a) and as may be required by law, benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits under the Plan shall be void. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under the Plan.

(b)	Notwithstanding Section 8.3(a) of the Plan, if a Participant is indebted to the Company at any time when payments are to be made by the Company to the Participant under the provisions of the Plan, the Company shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s beneficiary) to the extent of such indebtedness. Any election by the Company not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

8.4	Taxes and Withholding

For each Plan Year in which the Participant defers a portion of Compensation under this Plan, the Company will withhold from the Participant’s non-deferred Compensation the Participant’s share of FICA and other employment taxes to the extent applicable. For the avoidance of doubt, the Company is not required to provide any “gross-up” payment to the extent the desired tax treatment of amounts deferred under the Plan is not realized.

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8.5	Applicable Law

This Plan shall be construed and enforced in accordance with the laws of the state of Colorado, except to the extent preempted by ERISA.

8.6	Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions.

8.7	Severability

The invalidity and unenforceability of any particular provision of this plan shall not affect any other provision and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

8.8	Expenses

In addition to the expenses and costs that may be charged against Participants’ Accounts pursuant to other provisions of the Plan, each Participant’s Account shall also be charged with its allocable share of all other costs and expenses incurred in the operation and administration of the Plan, except to the extent one or more Participating Employers elect in their sole discretion to pay all or a portion of those costs and expenses.

Summit Materials Deferred Compensation Plan

ARTICLE IX ADMINISTRATION OF THE PLAN

9.1	Powers and Duties of the Committee

The board of directors of the Company, or its designee, shall appoint members of the Committee. The Committee will be responsible for the administration of the Plan. The Committee shall have full responsibility to represent the Company and the Participants in all things it may deem necessary for the proper administration of the Plan. Subject to the terms of the Plan, the decision of the Committee upon any question of fact, interpretation, definition or procedures relating to the administration of the Plan shall be conclusive. The responsibilities of the Committee shall include, but not be limited to, the following:

(a)	Verifying all procedures by which payments to Participants and their beneficiaries are authorized.

(b)	Deciding all questions relating to the eligibility of employees to become Participants in the Plan.

(c)	Interpreting the provisions of the Plan in all particulars.

(d)	Establishing and publishing rules and regulations for carrying out the Plan.

(e)	Preparing an individual record for each Participant in the Plan, which shall be available for examination by such Participant, or authorized persons.

(f)	Reviewing and answering any denied claim for benefits that has been appealed to the Committee under the provisions of this Article.

9.2	Claims Procedure

(a)	Filing of Claim. Any Participant or beneficiary under the Plan may file a written claim for a Plan benefit with the Committee or with a person named by the Committee to receive claims under the Plan.

(b)

Notice of Denial of Claim. In the event of a denial or limitation of any benefit or payment due to or requested by any Participant or beneficiary under the Plan (“claimant”), the claimant shall be given a written notification, including electronic communication, containing specific reasons for the denial or limitation of the benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of the benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to appeal the denial or limitation of benefit and submit a claim for review. This written notification shall be given to a claimant within 90 days after receipt of the claim by the Committee unless special circumstances require an extension of time for process of the claim. If such an extension of time for processing is required,

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written notice of the extension shall be furnished to the claimant prior to the termination of said 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate.

(c)	Right of Review. In the event of a denial or limitation of the claimant’s benefit, the claimant or the claimant’s duly authorized representative shall be permitted to review pertinent documents free of charge upon request and to submit to the Committee issues and comments in writing. In addition, the claimant or the claimant’s duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Committee; provided, however, that such written request must be received by the Committee within 60 days after receipt by the claimant of written notification of the denial or limitation of the claim. The 60-day requirement may be waived by the Committee in appropriate cases.

(d)	Decision on Review. A decision shall be rendered by the Committee within 60 days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days, but in no event shall the decision be rendered more than 120 days after the receipt of such request for review. Any decision by the Committee shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision and the specific plan provisions on which the decision is based.

Summit Materials Deferred Compensation Plan